EXHIBIT 99.1
STEWART INFORMATION SERVICES CORPORATION
DETAILS OF INVESTMENTS

	June 30	Dec 31
	2008	2007
	($000 omitted)
Investments, at fair value, partially restricted:
Short-term investments	57,212	79,780
Municipal bonds	201,768	239,107
Corporate and utility bonds	186,980	164,598
Foreign bonds	128,746	127,404
U.S. Government bonds	38,928	49,539
Mortgage-backed securities	196	198
Equity securities	30,255	36,251

	644,085	696,877

The totals above are the sum of three separate line items on the condensed consolidated balance sheets contained herein as:

	June 30	Dec 31
	2008	2007
	($000 omitted)
Short-term investments	57,212	79,780
Investments — statutory reserve funds	503,152	518,586
Investments — other	83,721	98,511

	644,085	696,877